Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-_____) and related Prospectus of Target Hospitality Corp. for the offer to exchange warrants to purchase common stock and to the incorporation by reference therein of our report dated March 11, 2022, with respect to the consolidated financial statements of Target Hospitality Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

November 18, 2022